EXHIBIT 10.2
Second Amendment to the Second Amended and Restated
Airline Charter Associate Agreement
     This Second Amendment (“Amendment”), dated as of July 7, 2009, between Orbitz, LLC (“Orbitz”) and United Air Lines, Inc. (“United”) is entered into to amend the Second Amended and Restated Airline Charter Associate Agreement (“Charter Associate Agreement”), dated as of December 19, 2003, between Orbitz and United. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Charter Associate Agreement.
     WHEREAS, Orbitz and United entered into the Charter Associate Agreement effective December 19, 2003;
     WHEREAS, Orbitz and United entered into a First Addendum to the Charter Associate Agreement effective March 23, 2005; and
     WHEREAS, each of Orbitz and United desires to amend the Charter Associate Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:
AMENDMENTS
     1. Amendment Effective Date. This Amendment shall become effective July 7, 2009 (“Amendment Effective Date”).
     2. Term. Section 6.1(a) shall be amended as follows:
“(a) This Agreement will commence on the IPO Date, and will continue for an initial term through June 30, 2013. After the initial term, this Agreement will continue in effect; provided, either party may terminate this Agreement for any reason or no reason upon thirty (30) days prior written notice to the other party.”
     3. Ticketing Authority. Commencing on the Amendment Effective Date and continuing until June 30, 2013, United shall continue to provide Air Travel Information to Orbitz as provided under the terms of Section 2.1 of the Charter Associate Agreement.
     4. In-Kind Obligations. Orbitz shall credit United $250,000 for In-Kind Promotions for the period June 1, 2009 through May 31, 2010 (“Year 9 In-Kind Period”) under Section 2.2(a) of the Charter Associate Agreement. United shall fulfill the remainder of the $2,000,000 In-Kind obligation for the Year 9 In-Kind Period as follows: $1,732,400 in either UATP Travel Funds or such other In-Kind Promotions as the Parties may agree and shall be entitled to a credit of $17,600 toward that amount from a discount coupon distributed on April 23, 2009. Obligations for In-Kind Promotions for periods subsequent to the Year 9 In-Kind Period shall follow the ordinary course processes between Orbitz and United.
     5. General. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Charter Associate Agreement, the terms and conditions of this Amendment shall govern. This Amendment may be executed by the parties in separate counterparts and each counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. This Amendment is the entire agreement between the parties concerning its subject matter, and supersedes all prior agreements (whether written or oral). If any provision of this Amendment is deemed to be invalid or unenforceable in whole or in part, such provision, solely to the extent that it is invalid or unenforceable, shall be deemed struck from the Amendment and shall not affect the validity or enforceability of any other provision hereof. This Amendment is governed by the laws of the State of Illinois, without regard to conflict-of-law principles.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by the signatures of their respective authorized representatives,

ORBITZ, LLC	UNITED AIR LINES, INC.

/s/ Stephen C. Praven	/s/ Jeff Foland

Name: Stephen C. Praven	Name: Jeff Foland
Title: VP, Business Development	Title: SVP — Worldwide Sales & Distribution

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